EXHIBIT 99.1

PRESS RELEASE

DATE:	CONTACT:
November 24, 2015	Courtney Degener 213-271-1600

CADIZ INC. ANNOUNCES AGREEMENTS WITH SENIOR LENDERS AND CONVERTIBLE NOTE HOLDERS TO EXTEND MATURITIES OF EXISTING DEBT
Agreements Extend Maturity of Existing Convertible Debt to March 2020 and Grants Right to Extend First Mortgage to June 2017

    (Los Angeles, CA) (via GlobeNewswire) – Cadiz Inc. (NASDAQ: CDZI) (“Cadiz”, “the Company”) is pleased to announce today that it has entered into an agreement with its senior lenders, including MSD Credit Opportunity Master Fund, L.P., (“Senior Lenders”), which grants the Company the right to extend the maturity date of the $40 million first tranche of its mortgage debt (“First Mortgage”) from March 2016 to June 2017.  Additionally, the Company has entered into agreements with a majority of its convertible note holders to exchange a minimum of $40 million in outstanding convertible notes presently due in March 2018 for substantially similar convertible notes due in March 2020 (“Convertible Notes” or “Notes”).  These agreements allow the Company enhanced flexibility to progress implementation of the Cadiz Valley Water Conservation, Recovery and Storage Project (the “Water Project”) at its primary landholding in the eastern Mojave Desert.

    Under the agreement with the Senior Lenders, if the Company elects to extend the First Mortgage, it must make a $9 million payment to the lenders prior to March 5, 2016, which will also reduce the Company’s outstanding mortgage balance.  The Company may fund this $9 million payment with the proceeds of a possible future equity offering or, alternatively, the Company may replace or extinguish the mortgage debt prior to the March 2016 due date in connection with a potential expansion of the Cadiz Valley agricultural operations. Negotiations with third parties related to such an agricultural expansion are ongoing.

    Further, in addition to the agreement with the Senior Lenders, the Company also entered into agreements with a majority of its Convertible Note holders, pursuant to which those holders will exchange their Convertible Notes for new convertible notes with substantially similar terms but with a maturity date in March 2020.  In exchange for this maturity extension, the conversion rate on the new convertible notes will be reduced from $8.05 to $6.75 per share.  Interest will continue to accrue at 7% with no payment due until maturity.

    The implementation of the Cadiz Water Project, a public-private partnership that will make available a new water supply for 400,000 people in California, continues to be the Company’s primary objective.  The Water Project has been reviewed and approved under California’s stringent environmental laws and upheld against six separate challenges in California Superior Court.  In October 2015, the US Bureau of Land Management’s (“BLM”) California office issued guidance that may require the Water Project to seek a new permit to construct its water conveyance pipeline within an active railroad right-of-way – a route that will avoid environmental impacts and provide numerous benefits to the host railroad.

    The use of an active railroad right-of-way continues to be the safest, most sustainable and preferred pipeline route for the Water Project and, with these agreements successfully completed, the Company will continue to seek the reconsideration, overturning or invalidation of this decision over the next few months.  If these efforts do not result in the issuance of new guidance by the BLM, then the Company will aggressively pursue all administrative and legal remedies available to firmly establish the railroad’s right to grant access to the Company for a water conveyance pipeline that will also further numerous railroad purposes.

    The Company paid its Senior Lenders an amendment fee of $2.25 million in additional debt for the right to extend the maturity date of the First Mortgage to June 2017, which is concurrent with the existing due date of the remaining $12 million second tranche of its mortgage debt.  Should the Company opt to extend the First Mortgage maturity date, then it will incur an additional fee of $2.25 million payable in either additional term debt or shares of common stock at the Lenders’ option.   Interest will continue to accrue on the First Mortgage at 8%.

About Cadiz

Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources in Southern California. The Company operates an organic agricultural development in the Cadiz Valley of eastern San Bernardino County, California and is partnering with public water agencies to implement the Cadiz Water Project, which over two phases will create a new water supply for approximately 100,000 Southern California families and make available up to 1 million acre-feet of new groundwater storage capacity.  The Company abides by a wide-ranging “Green Compact” focused on environmental conservation and sustainable practices to manage its land, water and agricultural resources. For more information about Cadiz, visit http://www.cadizinc.com/.

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.